Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

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What are some of the market measures to which an RBS ETN can be linked?

How do I buy or sell an RBS ETN?

What happens if I buy and hold an RBS ETN to its maturity?

Can I offer my RBS ETNs for repurchase by RBS N.V. before their maturity date?

What is the redemption value of an RBS ETN?

What is the difference between the market price of an RBS ETN and its redemption value?

Can an RBS ETN trade at a premium or discount to its redemption value?

Yes. The market price for an RBS ETN may, at any time, be higher or lower than its redemption value for various reasons. For example, market or other factors could potentially prevent RBS N.V. from issuing additional securities of existing RBS ETNs, which may result in increased demand for those ETNs, causing those ETNs to trade at a premium in the secondary market. Conversely, events such as an issuer credit rating downgrade may adversely impact the market price of RBS ETNs, causing it to trade at a discount to their redemption value. The daily repurchase feature described above is intended to induce arbitrageurs to counteract any trading of the RBS ETNs at a discount to their indicative value.
However, we cannot assure you that arbitrageurs will use the repurchase feature in this manner.

What is the tax treatment of an investment in an RBS ETN?

What are some of the key risks to investing in RBS ETNs?

What else should I consider?

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

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